Donnkenny Inc. Announces Departure of Lynn Siemers
                     and Staffing Reorganization

    NEW YORK--(BUSINESS WIRE)--April 17, 2003--Donnkenny, Inc. (OTC BB:DNKY) today announced that Lynn Siemers, who serves as its President and Chief Operating Officer, has resigned for personal reasons and will be leaving the Company on or about June 30, 2003. Ms. Siemers has served as the Company's President and COO since
April 1997.
    Daniel H. Levy, Chairman and CEO of the Company stated that the Company would be re-assigning responsibilities performed by Ms. Siemers to other staff positions. Mr. Levy continued "While we will all miss Lynn and value her contributions to the Company, the reassignment of duties and the decision not to fill the position left by Ms. Siemers' resignation coincides with the Company's existing plans to reorganize certain staff functions and reduce operating expenses."
    Following her departure, Ms. Siemers plans to relocate away from New York City and to pursue plans outside of the Apparel Industry in which she has worked for most of her adult life.
    Donnkenny designs, manufactures, imports and markets a broad line of moderately priced women's sportswear. The Company's major labels include Pierre Cardin(R), Harve Benard(R), Donnkenny(R), Casey & Max(R) and Victoria Jones(R).

    Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company's products or pricing pressures and other competitive factors. These and other risks are more fully described in the Company's 10-K and 10-Q filings with the Securities and Exchange Commission.


    CONTACT: Donnkenny, Inc., New York
             Maureen d Schimmenti, 212/790-3976